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                                                              File No. 333-24147

                          Securities and Exchange Commission
                                WASHINGTON, D.C. 20549
                              --------------------------

                 APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT

                           K-III COMMUNICATIONS CORPORATION
                           --------------------------------
                                 (Name of Registrant)


         Delaware                                     13-3647573
         --------                                     ----------
(State of Incorporation)                    (IRS employer identification number)

                         745 Fifth Avenue, New York, NY 10151
                         ------------------------------------
                              (Principal office address)

    Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned agent for service named in the Registration Statement on Form S-3 (the "Registration Statement"), File Number 333-24147, relating to common stock, par value $0.01 per share (the "Common Stock"), of K-III Communications Corporation, hereby requests that the Registration Statement be withdrawn, effective immediately. K-III Communications Corporation no longer intends to sell the Common Stock registered thereby.

                                       K-III COMMUNICATIONS CORPORATION


                                       By:       /s/ ANN M. RIPOSANU
                                                 -------------------
                                                 Ann M. Riposanu
                                                 Agent for Service named in
                                                 the Registration Statement

Dated:  April 29, 1997